Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2020, which includes an explanatory paragraph as to DropCar, Inc.’s ability to continue as going concern, with respect to our audit of the consolidated financial statements of DropCar, Inc. as of and for the year ended December 31, 2019, appearing in the Annual Report on Form 10-K of AYRO, Inc. (f/k/a DropCar, Inc.) for the year ended December 31, 2019.

/s/ Friedman LLP

East Hanover, New Jersey
November 30, 2020